UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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Arlington Asset Investment Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 8, 2020

To the Shareholders

of Arlington Asset Investment Corp.:

The 2020 annual meeting of shareholders (the “Annual Meeting”) of Arlington Asset Investment Corp. (the “Company”) will be held on June 8, 2020, at 9:00 a.m. (Eastern Time) online at www.virtualshareholdermeeting.com/AI2020 for the following purposes:

1.	To elect six director nominees to the Company’s Board of Directors, to serve until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2020;
3.	To hold an advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of the Company’s common stock outstanding at the close of business on the record date, April 14, 2020, are entitled to vote at the Annual Meeting.  A list of shareholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting at the Company’s principal executive office, which is located at 6862 Elm Street, Suite 320, McLean, Virginia 22101.

In consideration of the public health concerns and travel restrictions related to the COVID-19 pandemic, the Company has determined it is the best interest of our shareholders to hold the Annual Meeting via a virtual meeting format.  Shareholders will be able to attend the Annual Meeting as well as vote and submit questions during the live webcast of the Annual Meeting using www.virtualshareholdermeeting.com/AI2020.  To participate in the Annual Meeting, you will need the 16-digit control number included in the Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or on the instructions that accompanied you proxy materials.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented and voted. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice on or about April 28, 2020 to our shareholders of record as of April 14, 2020. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report on Form 10-K for the year ended December 31, 2019 (“Annual Report”) over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and Annual Report if you so desire. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

McLean, Virginia

April 28, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on June 8, 2020. The proxy statement for the 2020 Annual Meeting of Shareholders and the Company’s 2019 Annual Report to Shareholders are available electronically at www.proxyvote.com as well as on our website at www.arlingtonasset.com.

i

ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 8, 2020

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

The Board of Directors (the “Board”) of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Monday, June 8, 2020. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed on or about April 28, 2020, in connection with the solicitation of proxies on behalf of the Board.

Q:	When and where is the Annual Meeting?
A:

The Annual Meeting will be held on June 8, 2020, at 9:00 a.m. (Eastern Time) online at www.virtualshareholdermeeting.com/AI2020.  If you plan to attend the Annual Meeting online you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Q:	Why is the Company holding the Annual Meeting online?
A:

We have elected to conduct our Annual Meeting in a virtual format due to the public health concerns and travel restrictions related to the COVID-19 pandemic.  Shareholders will be able to attend the Annual Meeting as well as vote and submit questions during the live webcast of the Annual Meeting using www.virtualshareholdermeeting.com/AI2020.  To participate in the Annual Meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied you proxy materials.

Q:	What information is contained in these materials?
A:

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.

Q:	What matters will be voted on at the Annual Meeting?
A:	At the Annual Meeting, shareholders will consider and vote on:
•	the election of six director nominees to our Board, to serve until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2020; and
•	an advisory vote on executive compensation.

We are not aware of any other matters to be presented at the Annual Meeting.

Q:	How does our Board recommend that shareholders vote?
A:	The Board recommends that you vote your shares as follows:
•	“FOR” the election of all six nominees for director recommended by our Board and named in this proxy statement;

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2020; and
•	“FOR” the approval of our executive compensation on an advisory basis.

Q:Who can vote at the Annual Meeting?

A:

You are entitled to vote at the Annual Meeting if you are a shareholder of record as of the close of business on the record date, April 14, 2020, and may do so by logging in to www.virtualshareholdermeeting.com/AI2020 and following the instructions provided.  You will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.  At the close of business on the record date, 36,815,761 shares of our common stock were outstanding.

Q:	What is the difference between holding shares “in street name” versus holding shares of record?
A:

If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of those shares, which are held “in street name.” If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. Most of the Company’s shareholders hold their shares in street name.

If you hold these shares of record, the Notice is being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote your shares at the Annual Meeting. You may also submit voting instructions prior to the meeting as described below under “How can I vote my shares prior to the Annual Meeting?”

If you hold these shares beneficially in street name, the Notice is being forwarded to you by your broker, bank, trustee or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote the shares in your account.  As a beneficial owner, you are also invited to attend the Annual Meeting.  However, beneficial owners generally cannot vote their shares directly because they are not the shareholder of record; instead, beneficial owners must instruct the broker, bank, trustee or other nominee how to vote their shares using the method described below under “How can I vote my shares prior to the Annual Meeting?”

Q:	How can I access the proxy materials and Annual Report?
A:

You may access this proxy statement and our Annual Report (including exhibits) at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” In order to reduce our costs of printing and mailing proxy materials and in order to reduce the impact on the environment of our annual proxy solicitation, we have opted to make this proxy statement and our Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs of our Annual Meeting.

Q:	How can I vote my shares prior to the Annual Meeting?
A:

To vote your shares prior to the Annual Meeting, please follow the instructions on the Notice, on your proxy card or on the instructions that accompanied your proxy materials.  Per these instructions, shareholders of record will have the ability to vote their shares prior to the meeting using one of the following methods:

Internet: You may authorize your proxy online via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice or proxy card.  Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) the day before the Annual Meeting date.  To vote by Internet, you will need to use the 16-digit control number listed on the Notice or proxy card.  Have your proxy card in hand when you access the web site and follow the additional steps when prompted.

Telephone: You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903.  Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) the day before the Annual Meeting date.  To vote by telephone, you will need to use the 16-digit control number listed on the Notice or proxy card.  Have your proxy card in hand when you call and follow the additional steps when prompted.

Mail: If you requested paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the postage-paid reply envelope provided to you with the paper proxy materials.

Q:	What is a broker non-vote?
A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner in street name has discretionary authority to vote on “routine” matters brought before the Annual Meeting, but the beneficial owner of the shares fails to provide the broker or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the Annual Meeting.  The only “routine” matter being brought to a vote at the Annual Meeting of which we are aware is the ratification of the appointment of PwC.  Accordingly, your broker holding your shares may not be able to vote your shares on the election of directors and other important matters at the Annual Meeting unless you direct them how to vote.

The impact of broker non-votes, if any, on the outcome of the matters to be voted on at the Annual Meeting are described below under “How are votes counted?”

Q:	How can I change my vote or revoke my proxy?
A:

If you are the shareholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our corporate secretary at our principal executive office (6862 Elm Street, Suite 320, McLean, VA 22101);
•	submitting a new proxy at a later date via the Internet, telephone or by mail; or
•

voting via the Internet during the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy unless: (i) you give proper written notice of revocation to our corporate secretary before the proxy is exercised; or (ii) you vote online during the Annual Meeting).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Q:	Can I attend the Annual Meeting?
A:	If you are a shareholder of record, you are invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/AI2020.
Q:	What is the quorum requirement for the Annual Meeting?
A:

A quorum is required to conduct business at the Annual Meeting. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning a proxy card and you have not revoked your proxy or (2) attend the Annual Meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.

Q:	How are votes counted?
A:	Election of Directors

In the election of the six director nominees, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the director nominees. If a quorum is present at the Annual Meeting, in an uncontested director election, directors will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. Under our Bylaws, cumulative voting is not permitted.

Under the terms of our Corporate Governance Guidelines, if a nominee for director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign within 90 days following the shareholder vote, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Ratification of Appointment of PwC

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2020.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2020 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote on Executive Compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to advisory vote on the compensation of the Company’s executive officers.

If a quorum is present, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Q:	Who will count the votes cast at the Annual Meeting?
A:

The Company will appoint an independent inspector of election to serve at the Annual Meeting. The independent inspector of election for the Annual Meeting will determine the number of votes cast by holders of common shares for all matters.

Q:	How can I find the voting results of the Annual Meeting?
A:

We will include the voting results in a Current Report on Form 8-K that we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.

Q:	How can I obtain a copy of the Company’s 2019 Annual Report?
A:

A copy of our Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is available online on at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our Annual Report (without exhibits) by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, VA 22101, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Q:	How do I obtain a separate Notice if I share an address with other shareholders?
A:

SEC rules allow for the delivery of a single copy of the proxy materials or Notice to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs and will reduce the impact on the environment of our annual proxy solicitation.  Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute Notices they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:

The solicitation of proxies is being made primarily through the use of the Internet, as described in the Notice. The cost of preparing this proxy statement, the accompanying proxy materials and the Notice, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?
A:

Shareholders may submit proposals for inclusion in our proxy statement for our 2021 annual meeting of shareholders under SEC Rule 14a-8, nominate individuals for election at our 2021 annual meeting and propose other business for consideration by our shareholders at our 2021 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2021 Proxy Statement Pursuant to SEC Rule 14a-8. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2021 annual meeting of shareholders must be received by the Corporate Secretary no later than December 29, 2020. The proposal must comply with the procedures and requirements set forth in Rule 14a-8.

•

Other Shareholder Proposals and Nominations. Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting of shareholders may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 10, 2021, and no earlier than February 8, 2021, except as described below. The notice must contain the information required by our Bylaws.

In the event that the date of the 2021 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting, our Bylaws provide that in order for a shareholder nomination for director or proposal to be presented at our 2021 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder nomination for director or proposal should be mailed to: Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, VA 22101, Attention: Corporate Secretary.

Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Governance,” or may be obtained from the Corporate Secretary at the address shown above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified or their earlier death, removal or resignation.

The Nominating and Governance Committee of the Board has unanimously recommended for nomination, and the Board has unanimously nominated and recommended for election, the six nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. The persons named as proxies intend to vote the proxies “FOR” the election of each of the Board’s nominees unless you indicate on the proxy card a vote to “ABSTAIN” from voting with respect to any of the nominees.

Set forth below is biographical information as of April 27, 2020 for each of the Board’s nominees for election.  Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board to propose a substitute nominee for any of the nominees named below, the persons named as proxies will vote the proxies for the remaining nominees and substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Nominees for Election as Directors

DANIEL E. BERCE, age 66, is our Chairman of the Board and has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc., a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010.  Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003.  Mr. Berce is also a director of FirstCash, Inc. (Nasdaq: FCFS), a publicly-traded consumer finance company, and AZZ, Inc. (NYSE: AZZ), a publicly-traded global provider of galvanizing services, welding services, specialty electrical equipment and highly engineered services.

Mr. Berce’s qualifications to serve as our Chairman and a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company.  He also has 30 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies.  Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 63, has served as a director of our Company since June 2013. Mr. Faeder is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman from 2000 to 2003, President from 1997 to 2000 and Executive Vice President and Chief Financial Officer from 1993 to 1997 of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the Resolution Trust Company in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions, including with Ernst and Whinney.  Mr. Faeder is currently a director of Federal Realty Investment Trust (NYSE: FRT), a publicly-traded real estate investment trust (“REIT”).

Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, his real estate investment experience from his time as a private real estate investor, and his past and present service on multiple public and private company boards, including his service on other companies’ audit committees as well as his past service on our Audit Committee, all of which had designated him as an “audit committee financial expert.”

MELINDA H. MCCLURE, age 53, has served as a director of our Company since January 2019.  Since August 2019, Ms. McClure has served as a member of the board and as the Executive Vice President and Chief Strategy Officer of Old Dominion Bank, an independent, locally-owned and managed bank serving the Washington, D.C. metro area, Charlottesville, VA and Central Pennsylvania.  Prior to Old Dominion National Bank, from February 2018 to August 2019, Ms. McClure was the Chairman and Chief Executive Officer of VisionBank (in Organization), which was formed to become a Virginia-chartered commercial bank.  Prior to VisionBank, she served from 2006 to 2018 as the principal shareholder of Democracy Funding LLC, a registered broker-dealer.  Ms. McClure served on the board of directors of the Bank of Georgetown, a privately held community bank headquartered in Washington, D.C., from its inception in 2005 to its sale to United Bank in 2016.  She held several positions at FBR & Co. (“FBR”) from 1991 to 2006, including senior managing director of investment banking focusing on middle market financial services and real estate companies.  Ms. McClure is the lead independent director on the board of Independence Realty Trust, Inc. (NYSE: IRT), a publicly traded REIT that owns and manages multi-family communities.

Ms. McClure’s qualifications to serve as a director include her almost 30 years of experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions. She has experience as a director of a publicly-traded REIT where she serves as the lead independent director and she has significant corporate finance experience having managed over $15 billion in capital markets and advisory assignments.  The Board has designated Ms. McClure as an “audit committee financial expert.”

RALPH S. MICHAEL, III, age 65, has served as a director of our Company since June 2006. He currently serves as Chairman of Fifth Third Bank, Greater Cincinnati, having served as Executive Vice President and Group Regional President of Fifth Third Bank from July 2015 until March 2018.  Prior to that he served as Chief Executive Officer of Fifth Third Bank, Greater Cincinnati since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. From 2003 to 2016, Mr. Michael served as a director of Key Energy Services, Inc. (NYSE: KEG), a publicly-traded company.  Mr. Michael is currently a director Cleveland-Cliffs Inc. (NYSE: CLF), a publicly-traded company.  He is also a director of Cincinnati Bengals, Inc., AAA Club Alliance and CSAA Insurance Exchange.  Mr. Michael also serves as the Chairman of the Board of TriHealth, Inc., a nonprofit hospital group, and as a trustee of Xavier University (Ohio).

Mr. Michael’s qualifications to serve as a director include the broad business, banking and finance background obtained through his 40 years of experience working in financial services, much of which has been in executive management positions which enable him to provide valuable insights on oversight matters, including banking, hedging and financial issues.  Mr. Michael’s qualifications also including his service on our and other companies’ audit committee.  The Board has designated Mr. Michael as an “audit committee financial expert.”

ANTHONY P. NADER, III, age 56, has served as a director of our Company since March 2015. Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company that provides technology protection. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Mr. Nader is the Chairman of the Inova Health System Board of Trustees. He is the past chairman of the Inova Health System Foundation Board. He is a director of Optoro, Inc., BigTeams, DuraTap and MusiCapital LLC.

Mr. Nader’s qualifications to serve as a director include his 30 years of business and leadership experience as a senior executive with NEW which, under his leadership, grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry.  Mr. Nader also has a substantial and diversified investment background as a founder of SWaN & Legend Venture Partners that has investments in growth-oriented companies as well as domestic and international real estate holdings.  In addition, Mr. Nader has extensive experience as a corporate board member, including his service on our and other companies’ audit committees. The Board has designated Mr. Nader as an “audit committee financial expert.”

J. ROCK TONKEL, JR., age 57, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as FBR’s Executive Vice President and Head of Investment Banking, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

Mr. Tonkel’s qualifications to serve as a director include his 35 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance.  Further, his service as the Company’s Chief Executive Officer for the past six years as well as his past position as President and Head of Investment Banking at FBR provide him with business and leadership experience in key areas of the investment and asset management industry.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH

OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. A resolution will be presented at the Annual Meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

If a quorum is present at the Annual Meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2020 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Information Regarding Fees Paid to our Independent Accountants in 2019 and 2018

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2019 and 2018 were (dollars in thousands):

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$500	$469
Audit-Related Fees(2)	51	24
Tax Fees(3)	67	65
All Other Fees(4)	2	2
Total	$620	$560

(1)

Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.

(2)

Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)

All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Audit Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2019.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, provides our shareholders with an advisory vote to approve our executive compensation. In view of the voting results of our 2017 annual meeting of shareholders, where our shareholders voted, on an advisory basis, to hold an advisory vote on executive compensation annually, our Board has determined that advisory votes on executive compensation will be submitted to our shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  This advisory vote gives our shareholders the opportunity to express their views on the compensation of our executive officers. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” our compensation program is designed to align the interests of management with those of our shareholders, apply a pay-for-performance philosophy and attract and retain top management talent. On an ongoing basis, our Board and Compensation Committee analyze our compensation program and believe that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our shareholders. For example:

•

A meaningful portion of the total compensation paid or awarded to our executive officers is performance-based. Among other things, the Compensation Committee has determined to make significant use of performance-based equity awards, awarded in the form of performance share units (“PSUs”), that vest based on the achievement of rigorous performance goals over each PSU’s performance period. Such performance-based equity awards are directly linked to the Company’s financial performance and vest accordingly, as opposed to time-based awards that vest based simply on continued employment.  The alignment of our executive officers’ long-term performance-based equity compensation with the interest of our shareholders has been demonstrated over the last three years as none of the Book Value PSUs or Relative TSR PSUs (each defined below) with performance periods ending during this period have been earned based on our common stock trading price and book value performance.

•

Half of the annual performance-based cash incentives our executive officers are eligible to earn are based on rigorous annual return on equity (“ROE”) goals (see definition of ROE under “2019 Annual Performance-Based Cash Bonus Opportunities”); the remainder is based on a qualitative assessment of the executives’ performance versus strategic and operational objectives established by the Compensation Committee for the year.  For 2019, the actual ROE results were lower than the rigorous target threshold established by the Compensation Committee.  Also, for 2019, the Compensation Committee applied its negative discretion to reduce the earned maximum cash incentive payout for the qualitative component for Messrs. Billings and Tonkel, resulting in a reduction of approximately 41%.  Overall, the total annual performance-based cash incentive compensation was lower than the prior year amounts by 3% for Messrs. Billing and Tonkel and 8% for Mr. Konzmann.

•

The Compensation Committee annually evaluates our compensation practices with the support of an independent compensation consultant and has adopted compensation practices that we believe align the interests of our executive officers with those of our shareholders.

•

The Compensation Committee, along with support from management and the Compensation Committee’s independent compensation consultant, regularly evaluates and conducts a risk assessment of our compensation programs to ensure they do not create unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•	The Board has adopted stock ownership guidelines that apply to our executive officers and non-employee directors.

•

The Board has adopted a compensation “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements.

•	The Board has adopted a policy prohibiting its directors and employees from hedging in the Company’s equity securities and significantly limits the ability to pledge such securities.
•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide perquisites or similar special benefits to our executive officers.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit or other retirement benefits to the executive officers other than the tax-qualified 401(k) plan available to all employees.

•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information on these elements of our executive compensation program.

For these reasons, the Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2020 annual meeting of shareholders.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ON OUR BOARD, ITS COMMITTEES AND
CORPORATE GOVERNANCE

The Board believes that its current composition and leadership structure offers the right balance of experience, qualifications and diversity of perspectives to provide expert and independent oversight of the Company’s business, strategy and management. The Board’s governance and leadership highlights include the following:

•	We do not have a classified or staggered Board.
•	Directors are elected by majority, not plurality, voting.
•	We have a resignation policy for directors who do not receive a majority vote.
•	We conduct a regular Board refreshment process.
•	The average tenure of our independent directors is 7 years.
•	83% of our directors are independent.
•	We do not have the same person occupying the offices of the Chairman of the Board and Chief Executive Officer and our Chairman of the Board is independent.
•	Each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors.
•	All of our directors have investment management experience and five of our six directors have real estate and specialty finance experience.
•	All of our directors are current or past chief executive officers or chief financial officers.
•	The Board is committed to regular self-evaluation and refreshment practices.
•	We have rigorous stock ownership guidelines for our directors.
•	Each member of the Board has membership in the National Association of Corporate Directors, an independent authority on leading corporate boardroom and governance practices.
•	Our independent directors meet at least quarterly in executive session without management present.

Board Skills, Qualifications and Experience

Our Board members have significant ownership in the Company and they offer the right balance of skills, qualifications, experience, leadership and diversity of perspectives to provide expert and independent oversight over our business and strategy as demonstrated in the chart below:

*	Less than one percent.
(1)	As of March 31, 2020.
(2)	Includes vested restricted stock units and restricted stock.

Board Leadership Structure

Eric F. Billings served as our Executive Chairman from June 2014 through December 2019.  Following Mr. Billings retirement on December 31, 2020, the Board appointed Mr. Berce to serve as the Company’s non-employee independent Chairman.  Prior to his appointment, Mr. Berce served as the Company’s Lead Independent Director since June 2018 and has been a director since January 2011.  Mr. Tonkel has served as our Chief Executive Officer since June 2014.

We recognize that strong independent leadership within our Board is important and believe that having an independent Chairman (or in the absence of an independent Chairman, the addition of a Lead Independent Director) is currently the best corporate governance structure for our Company.  In accordance with our Corporate Governance Guidelines, if our Chairman is not an independent director, the independent directors shall elect a Lead Independent Director who is elected annually to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Our current Chairman, Mr. Berce, is an independent director and, as our Lead Independent Director in the past, he coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Chairman. In addition to the duties of all Board members, the Chairman is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Chairman:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Chairman;
•	retention of counsel or consultants who report directly to the Board, or to the Chairman;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•

evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	recommending members for various Board committees, as well as selection of the committee chairs.

Independence of our Board

The listing standards of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel E. Berce, David W. Faeder, Melinda H. McClure, Ralph S. Michael, III and Anthony P. Nader, III.

Chief Executive Officer Succession Policy

In order to minimize the potential disruption to our Company upon the resignation, termination, death, disability or other form of absence of our Chief Executive Officer, our Board adopted a Chief Executive Officer Succession Plan Policy (the “CEO Succession Policy”). The CEO Succession Policy is general in nature and intended to provide the Board and Nominating and Governance Committee with contingency procedures upon such a succession of the Chief Executive Officer.

Board Refreshment

Board refreshment is important to our Company. The Nominating and Governance Committee of the Board rigorously evaluates all current directors and director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines.  Consideration of diversity is one of many attributes relevant to any nomination to the Board and is implemented through our Nominating and Governance Committee’s evaluation process.  Director candidates are nominated based on a consideration of each individual’s business experience and skills, independence, diversity, judgment, integrity, and the ability to commit sufficient time and attention to the activities of the Board. Further, the Nominating and Governance Committee annually assesses the composition and needs of the Board as a whole, including with respect to diversity, and such matters are also the subject of full Board discussions.

We believe that diversity is a valuable component of an effective and dynamic board and we will continue to make diversity an integral part of our Board evaluation and nomination process.  As we think about the development of our Board and succession planning over the coming years, we plan to maintain a balance of knowledge, experience and capability on our Board while continuing to focus on improving diversity.  We feel that the aforementioned Board characteristics are in the best interest of our Company and shareholders.

The Nominating and Governance Committee successfully completed our most recent Board refreshment process in 2019 with the appointment of Ms. McClure to serve as an independent director of the Company in conjunction with the retirement of two longer-tenured independent board members.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board held a total of 16 meetings during 2019.  Each of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board and the Board committees on which they served in 2019.  In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet quarterly without the presence of our management directors.

Board Committees for 2019

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. The committee membership for 2019 and the number of meetings of each committee during 2019 are described below.  Mr. Tonkel does not serve on any of the Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel E. Berce	√	√
David W. Faeder		√ (Chairman)	√
Melinda H. McClure	√		√
Ralph S. Michael, III	√ (Chairman)	√
Anthony P. Nader, III	√		√ (Chairman)
Number of Meetings in 2019	5	8	7

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, and Mr. Berce, Ms. McClure and Mr. Nader. Among other responsibilities, the Audit Committee assists the Board in monitoring our financial reporting process and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that each of Messrs. Michael, Berce, Nader and Ms. McClure are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Faeder, who serves as Chairman, and Messrs. Berce and Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Nader, who serves as Chairman, and Mr. Faeder and Ms. McClure. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer because the Board has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities as well as all officers, directors and employees of the Company. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on the Board on behalf of the Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Process for Identifying and Evaluating Director Candidates

The full Board reviews the composition of the Board on a regular basis in order to ensure that the Board is comprised of members that have the experience, qualifications and diversity of perspectives necessary to ensure expert and independent oversight of the Company’s strategy and management. The Board believes that the long-term interests of our shareholders are best served by a Board that strikes a balance between continuity of institutional knowledge and fresh, diverse perspectives. To that end, the Board’s 2019 recruitment and selection process resulted in the appointment of Ms. McClure, which we believe added a Board member with a broad and diverse background that compliments the current strengths and experience of our other Board members.

The Nominating and Governance Committee rigorously evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com, to ensure a continued match of their skill sets against the needs of the Company. The Nominating and Governance Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity, as one of many attributes relevant to a nomination to the Board, is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Nominating and Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Although we do not have a formal policy regarding diversity on our Board of Directors, as we continue to refresh our Board over time, the Board and Nominating and Governance Committee considers diversity of race, ethnicity, gender, age, experience and background important factors in relation to its evaluation of director candidates and potential nominees.

Communications with the Board and Chairman of the Board

Shareholders wishing to communicate with the Board should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.  Any such communication must state the number of shares of common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board, a committee of the Board, the Chairman or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Environmental Responsibility

We are continually committed to various environmental issues and are actively focused on the management and improvement of the Company’s efforts regarding environmental factors that are relevant to our business.

We are committed to minimizing the overall environmental impact of our operations and strive to use our resources efficiently.  During 2019, we were able to relocate our corporate headquarters to an office space of less than 3,000 square feet, a reduction in size of approximately 60% from our prior headquarters.  As an investment firm with a total of 11 employees and a significantly smaller office space, our business operations have a relatively modest environmental footprint.  Additionally, our corporate headquarters are located in McLean, VA with access to public transportation.  We are committed to various “green” initiatives demonstrated by the following:

•	Office cleaning and pest control conducted with specific green products;
•	Single stream recycling as well as recycling containers at all desks and common areas;
•	E-cycling pick-ups and coordination of other recycling initiatives;
•	Water cooler accessibility;
•	Motion sensor control lighting in certain areas;
•	Printers and copiers are ENERGY STAR® qualified and RoHS compliant to restrict the use of hazardous substances; and
•	Reusable kitchen supplies.

Also, in order to reduce the impact on the environment of our annual proxy solicitation, we have opted to make this proxy statement and our Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process limits the printing and mailing of this proxy statement which reduces the overall environmental impact as we are no longer printing high volumes of materials.  We are continually committed to various environmental issues and are actively focused on the management of such issues.

Social Responsibility

We recognize that the success of our company is contingent on our employees. We provide our highly skilled employees an engaging, rewarding, supportive and inclusive environment to grow professionally and contribute to the growth and success of the Company. We are committed to providing the best possible climate for maximum development and goal achievement for all of our employees. Our practice is to treat each employee as an individual while developing a spirit of teamwork.  In order to maintain an atmosphere where these goals can be accomplished, we provide a comfortable and progressive workplace. Most importantly, we have a workplace where communication is open and problems can be discussed and resolved in a mutually respectful atmosphere. We take into account individual circumstances and the individual employee.  We firmly believe that with direct communication, we can continue to resolve any difficulties that may arise and develop a mutually beneficial relationship with our employees.

As a result of our attention to a healthy workplace environment, our current employees have an average tenure of over 14 years.

Shareholder Engagement

We believe that regular, transparent communication with our shareholders is essential, and the input of our shareholders helps us better evaluate our business, corporate governance and our executive compensation practices. Through these engagements, we seek to ensure that corporate governance practices accommodate the priorities of our shareholders.  During 2019, we engage an investor relations advisory firm to better enhance our shareholder outreach program.  Through our outreach program, members of our management team meet regularly with a significant number of our shareholders to discuss our investment portfolio strategy, financial and operating performance, capital allocation, corporate governance and executive compensation practices and to solicit feedback on these and a variety of other topics.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management and its internal auditor, at least quarterly, regarding the Company’s performance, market conditions and assessments of risks that may impact the Company, as well as reports regarding the strategies used to hedge the exposure to market risk, including interest rate, prepayment, extension, spread, credit, liquidity and regulatory risk.  The Audit Committee also receives and discusses regular and required communications from the Company’s independent registered public accounting firm regarding, among other things, the Company’s internal controls. In addition to discussion of these reports, the Audit Committee holds separate quarterly executive sessions with one or more of the chief financial officer, the chief accounting officer, the Company’s internal auditor, and representatives of the Company’s independent public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management.  While the Board (through the Audit Committee) oversees our operational policies and risk management, our management team is responsible for the day-to-day risk management processes and provides periodic reviews to the Board.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

The Board also evaluates the threat of cybersecurity to the Company’s operations and information technology systems.  In light of the increasing cyber threats to all companies, the Company regularly, and at least annually, engages a third-party cybersecurity consultant to test and evaluate the security posture of the Company’s information technology and physical security systems.  The Company conducts this analysis to provide the Board with a full review of potential threat detection and remediation recommendations to enhance the Company’s systems.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of shareholders, unless excused by the Chairman (or in the absence of an independent Chairman, the Lead Independent Director) with good cause.  All of the members serving on our Board during the year ended December 31, 2019 attended the 2019 annual meeting of shareholders.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Faeder (Chairman), Berce and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2019, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

Under our ownership guidelines, each member of the Board who is not also an executive officer is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for our non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, but at least annually, reviews non-employee director compensation to assure that individual cash components and equity awards are appropriately positioned.  Below are certain highlights of the Company’s non-employee compensation program, which are consistent with recognized best practice:

•	No separate meeting fees are paid to our directors, as meeting attendance is an expected part of board service.
•

Approximately half of total director compensation is in restricted stock units (“RSUs”) that are fully-vested at grant, to avoid entrenchment, but are required to be held for the duration of board service, increasing alignment of interests with shareholders.

•	Additional annual cash retainers are provided for special roles such as Lead Independent Director and committee chairs to recognize their incremental time and effort.
•	No benefits or perquisites are provided to non-employee directors.

Our non-employee director compensation for 2019 included:

Element	Amount
Annual Cash Retainer	$80,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer	$25,000
Audit Committee Chair Premium	$20,000
Nominating and Governance Committee Chair Premium	$10,000
Compensation Committee Chair Premium	$10,000

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2019

The following table contains compensation information for each of our non-employee directors who served on the Board during the year ended December 31, 2019.  Messrs. Altobello and Gallagher retired from the Board on January 17, 2019 and received compensation for the time they served on the Board during 2019.  Neither Mr. Tonkel, Jr., our President and Chief Executive Officer, nor Mr. Billings, our former Executive Chairman, received compensation for their services as members of the Board in 2019.

Name	Fees Earned or Paid in Cash(1)	Grant Date Fair Value of RSUs Awarded(2)	Total Compensation
Daniel J. Altobello(3)	$20,000	$—	$20,000
Daniel E. Berce	$105,000	$80,000	$185,000
David W. Faeder	$90,000	$80,000	$170,000
Peter A. Gallagher(3)	$20,000	$—	$20,000
Melinda H. McClure	$76,444	$80,000	$156,444
Ralph S. Michael, III	$100,000	$80,000	$180,000
Anthony P. Nader, III	$90,000	$80,000	$170,000

(1)

As stated above, includes an annual cash retainer paid to each of our non-employee directors.  Additionally, includes retainer for Mr. Berce’s service as Lead Independent Director and retainers for Audit, Nominating and Governance, and Compensation Committee Chair positions for Messrs. Michael, Nader and Faeder, respectively, all of whom held such positions during 2019.

(2)

In fiscal year 2019, each non-employee director received an award of RSUs with the number of awards calculated to target the grant date values listed in this column, with each RSU valued at $6.90, the closing price of our common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2019; however, the amounts do not reflect any cash dividend equivalent payments made to each non-employee director related to their outstanding RSUs. The RSUs vest immediately on the award grant date.  For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 14 in the notes to our consolidated financial statements included in our Annual Report.

(3)

Messrs. Altobello and Gallagher retired from the Board on January 17, 2019 and received a quarterly cash retainer for the quarter ended March 31, 2019; however, they did not receive an award of RSUs in 2019.

Annual Grant of RSUs to Non-Employee Directors

On June 10, 2019, the date of our 2019 annual meeting of shareholders, each of our then non-employee directors received an annual grant of 11,594 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our common stock on the NYSE on June 10, 2019.  The RSUs were granted pursuant to the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan (our “2014 Long-Term Incentive Plan”).

A non-employee director’s interest in RSUs awarded pursuant to our 2014 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the director separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of our 2014 Long-Term Incentive Plan on July 15, 2014, we awarded RSUs to our non-employee directors pursuant to the Company’s 2011 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (collectively, the “Prior Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board from the date of grant until the first anniversary of the award. Vested RSUs awarded under the Prior Plans ordinarily are converted to shares of common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted in 2019 to our non-employee directors as discussed above:

Name	Aggregate Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded(1)	Aggregate Number of RSUs Outstanding at Fiscal Year End
Daniel J. Altobello(2)	—	$—	21,846
Daniel E. Berce	11,594	$80,000	49,220
David W. Faeder	11,594	$80,000	39,724
Peter A. Gallagher(2)	—	$—	19,593
Melinda H. McClure	11,594	$80,000	15,608
Ralph S. Michael, III	11,594	$80,000	68,009
Anthony P. Nader, III	11,594	$80,000	34,731

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the last sale price of our common stock on the NYSE on June 10, 2019, which was $6.90.
(2)

Messrs. Altobello and Gallagher retired from the Board on January 17, 2019 and were not eligible to receive an RSU grant in 2019.  The number of RSUs outstanding at fiscal year end were converted into shares of our common stock on a one-for-one basis on January 17, 2020, one year following the date Messrs. Altobello and Gallagher retired from the Board.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers for the year ended December 31, 2019 were Eric F. Billings, Executive Chairman of the Board, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Billings retired as the Company’s Executive Chairman effective December 31, 2019 and Messrs. Tonkel and Konzmann have been appointed by our Board to serve as our executive officers for the fiscal year ending December 31, 2020.

ERIC F. BILLINGS, age 67, served as our Executive Chairman until December 31, 2019, a position he held since June 2014. Since co-founding the predecessor to the Company in 1989, he continuously served as a director. He was appointed Chairman and Chief Executive Officer in April 2005 and served as Chief Executive Officer until June 2014. He served as Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003, and Vice Chairman and Chief Operating Officer from 1989 to 1999.  Mr. Billings concurrently holds the position of Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company.  In addition, Mr. Billings served as Chairman of FBR, a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR.

J. ROCK TONKEL, JR., age 57, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our President and Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

RICHARD E. KONZMANN, age 51, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since March 2015. Prior to joining the Company, Mr. Konzmann was employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager of publicly traded mortgage real estate investment trusts, business development companies and private equity funds. While at American Capital, Ltd., Mr. Konzmann served as Senior Vice President, Accounting from 2006 to March 2015, Vice President, Accounting from 2003 to 2005 and Corporate Controller from 2002 to 2003. From 1993 to 2002, Mr. Konzmann served in various controllership, finance and asset management roles with Crestline Capital Corporation (NYSE: CLJ) and Host Marriott Corporation (NYSE: HMT). From 1990 to 1993, Mr. Konzmann was employed with the public accounting firm Deloitte and Touche LLP. Mr. Konzmann is a Certified Public Accountant.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2020, certain information concerning the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.

Name of Beneficial Owners	Number of Shares of Common Stock		Percent of Class(1)
J. Rock Tonkel, Jr.	395,807	(2)	1.1%
Daniel E. Berce	64,220	(3)		*
David W. Faeder	39,724	(3)		*
Richard E. Konzmann	41,362	(4)		*
Melinda H. McClure	15,608	(3)		*
Ralph S. Michael, III	75,334	(3)		*
Anthony P. Nader, III	34,731	(3)		*
All executive officers and directors (7 persons)	666,786		1.8%
5% Holders:
BlackRock, Inc.	3,964,906	(5)	10.8%
The Vanguard Group	1,885,622	(6)	5.1%

*	Less than one percent.
(1)

Based on 36,815,761 shares of common stock outstanding as of March 31, 2020. Shares of common stock subject to options or other awards currently exercisable, or exercisable within 60 days of March 31, 2020, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)

The number of shares of common stock shown as beneficially owned by Mr. Tonkel in the table above includes 64,686 shares of Restricted Stock (including earned dividend equivalent shares) granted on July 24, 2018 and July 1, 2019, upon earning ROE PSUs awarded in 2017 and 2018 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on the second anniversary of the date of grant.  The number of shares of common stock shown above excludes 2,500 shares held in an irrevocable family trust.  Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(3)

The number of shares of common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested RSUs that we have awarded to our directors pursuant to the Company’s 2014 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Berce — 49,220 RSUs; Mr. Faeder — 39,724 RSUs; Ms. McClure — 15,608 RSUs; Mr. Michael — 68,009 RSUs and Mr. Nader — 34,731 RSUs. Vested RSUs are converted to shares of common stock upon the director ceasing to be a member of our Board. See “Information on our Board, its Committees and Corporate Governance — Director Compensation for 2019 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

(4)

The number of shares of common stock shown as beneficially owned by Mr. Konzmann in the table above includes 29,108 shares of Restricted Stock granted on July 24, 2018 and July 1, 2019, upon earning ROE PSUs awarded in 2017 and 2018 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on the second anniversary of the date of grant.

(5)

Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. on behalf of itself and certain of its affiliates, with the SEC on February 4, 2020.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Based solely on information contained in a Schedule 13G filed by The Vanguard Group on behalf of itself and certain of its affiliates, with the SEC on February 12, 2020.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2019, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,115,830	(1)	$—	1,274,621	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	1,115,830		$—	1,274,621

(1)

Consists of awards granted under the 2014 Long-Term Incentive Plan and the Prior Plans. This amount includes 336,578 RSUs and 779,252 PSUs, which represent the maximum number of PSUs, excluding dividend reinvestments, that are potentially issuable. There is not a weighted-average exercise price for these RSUs and PSUs. The Prior Plans have been replaced by the 2014 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same.

(2)

Consists of shares of common stock available for issuance under the 2014 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2014 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2014 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. As of December 31, 2019, a maximum of 779,252 shares of common stock, excluding dividend reinvestments, may be issuable under certain circumstances upon vesting of outstanding PSUs.  If the maximum shares of common stock are earned the under PSUs awarded, excluding dividend reinvestments, the Company would have 495,369 shares remaining available to grant under the 2014 Long-Term Incentive Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

As previously disclosed, on June 6, 2019, Mr. Billings informed the Board that he planned to retire as Executive Chairman of the Company effective December 31, 2019.  In connection with his retirement, Mr. Billings and the Company entered into a Retirement and Consulting Agreement on June 6, 2019 (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Mr. Billings continued to serve as the Company’s Executive Chairman and a director until December 31, 2019.  Until December 31, 2019, he continued to receive his base salary and remained eligible to earn an annual incentive bonus for 2019. The Consulting Agreement provided that (i) on December 31, 2019, Mr. Billings would retire from all positions with the Company, including from the Board, and (ii) on January 1, 2020, he would begin a two-year consulting term with the Company.

Pursuant to the Consulting Agreement, Mr. Billings was granted RSUs on July 1, 2019 equal to a number of shares of the Company’s common stock having a value on July 1, 2019 of $600,000.  The RSUs will vest equally on each of January 1, 2020, July 1, 2020, January 1, 2021, July 1, 2021 and January 1, 2022, subject to Mr. Billings’ continued provision of consulting services to the Company. The RSUs will vest sooner upon (i) certain terminations of Mr. Billings’ employment or service or (ii) a change in control of the Company if the buyer does not assume the award or, if assumed, Mr. Billings’ employment or service is terminated without cause or he resigns with good reason.

Pursuant to the Consulting Agreement, (i) one existing restricted stock award (covering 27,994 shares of common stock) vested on December 31, 2019, (ii) one existing restricted stock award (covering 36,692 shares of common stock) vested on December 31, 2019, and (iii) two existing performance share awards (covering 77,394 PSUs) will remain outstanding, subject to Mr. Billings’ continued employment or service, and will vest to the extent that the related performance objectives are achieved.

From January 1, 2020 to January 1, 2022 (the “Consulting Term”), Mr. Billings will be entitled to an annual consulting fee of $500,000.  The Company will also pay Mr. Billings a “COBRA supplement” for each month during the Consulting Term.  In lieu of providing an office to Mr. Billings, the Company will also pay him $20,000 in each of 2020 and 2021.

Pursuant to the Consulting Agreement, Mr. Billings’ Change in Control Continuity Agreement that was in place with the Company was terminated effective December 31, 2019.  In addition, Mr. Billings will be restricted from engaging in the mortgage REIT business and soliciting the Company’s employees through December 31, 2022. The Consulting Agreement also contains customary release of claims and non-disparagement provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our executive officers that served during the year ended December 31, 2019.  Our executive officers for the year ended December 31, 2019 were Eric F. Billings, who served as Executive Chairman of the Board until December 31, 2019, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Compensation Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Our Business

We are an investment firm that focuses on acquiring and holding a levered portfolio of mortgage investments. Our mortgage investments generally consist of (i) agency mortgage-backed securities (“MBS”) and (ii) mortgage credit investments.  Our agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or by a U.S. government agency, such as the Government National Mortgage Association.  Our mortgage credit investments may include investments in mortgage loans secured by either residential or commercial real property or MBS collateralized by such mortgage loans, which we refer to as non-agency MBS. The principal and interest of our mortgage credit investments are not guaranteed by a GSE or a U.S government agency.

We believe we leverage prudently our investment portfolio, as we seek to increase potential returns to our shareholders.  We fund our investments primarily through short-term financing arrangements, principally though repurchase agreements.  We enter into various hedging transactions to mitigate the interest rate sensitivity of our cost of borrowing and the value of our fixed-rate mortgage investment portfolio.

We are a Virginia corporation.  We are internally managed and we do not have an external investment advisor.

Investment Portfolio Structure

We manage our investment portfolio with the goal of obtaining a high risk-adjusted return on capital.  We evaluate the rates of return that can be achieved in each asset class and for each individual security within an asset class in which we invest.  We then evaluate opportunities against the returns available in each of our investment alternatives and attempt to allocate our assets and capital with an emphasis toward what we believe to be the highest risk-adjusted return available.  We expect this strategy will cause us to have different allocations of capital and leverage in different market environments.

As of December 31, 2019, our investment capital has been allocated to our agency MBS and mortgage credit investment strategies.  Within our mortgage credit investment strategy, our investments as of December 31, 2019 consist of both commercial mortgage loans and non-agency MBS collateralized by commercial mortgage loans. In the future, we may invest in other types of mortgage credit investments assets such as residential mortgage loans, non-agency MBS collateralized by residential mortgage loans, credit risk transfer securities, and other real estate-related loans and securities.  In addition, we also may pursue other business activities that would utilize our experience in analyzing investment opportunities and applying similar portfolio management skills.  However, investing in other asset classes or pursuing other business activities may be limited by our desire to continue to qualify as a REIT.  We may change our investment strategy at any time without the consent of our shareholders; accordingly, in the future, we could make investments or enter into hedging transactions that are different from, and possibly riskier than, the investments and associated hedging transactions described in our Annual Report.

Our business is materially affected by a variety of industry and economic factors, including:

•	conditions in the global financial markets and economic conditions generally;
•	changes in interest rates and prepayment rates;
•	conditions in the real estate and mortgage markets;
•	actions taken by the U.S. government, U.S. Federal Reserve, the U.S. Treasury and foreign central banks;
•	changes in laws and regulations and industry practices; and
•	other market developments.

Market conditions during 2019 continued to be challenging, characterized by a decline in mortgage rates, elevated prepayment expectations, flattening of the interest rate curve, reduced U.S. Federal Reserve support for agency MBS and other factors which led to widening of the spread between the market yield on agency MBS and benchmark interest rates during 2019 and resulted in the pricing of agency MBS underperforming interest rate hedges.  In addition, higher repo funding rates, the flattening of the interest rate curve and elevated prepayment speed expectations during 2019 led to lower return opportunities and therefore reduced current spread earnings in levered agency MBS investments.

Our Performance Highlights

The following are some key financial and operational highlights for the year ended December 31, 2019:

•	We declared annual cash dividends of $1.05 per common share;
•	We generated $0.89 per diluted common share of non-GAAP core operating income (as defined in our Annual Report)(1);
•	We produced a total economic return of 2.3% for 2019(2);
•

We efficiently managed our operating expenses by reducing our overall non-compensation general and administrative expenses by 4% from the prior year and reduced our core general and administrative expenses to our average investable capital to 2.90% in 2019 from 3.06% in 2018;

•

As of December 31, 2019, we lowered the Company’s total “at-risk” short-term secured leverage from 8.7 to 1 from 10.6 to 1 at December 31, 2018(3), which provides for reduced book value volatility and enhanced portfolio resiliency going forward;

•	We maintained key repo financing relationships and increased funding capacity;
•	We continued to enhance our hedging capabilities, as part of our risk management;
•

We accessed the capital markets during 2019 by completing a public offering of the Company’s common stock with net proceeds of $48.8 million and a public offering of the Company’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock with net proceeds of $28.9 million;

•

We successfully transitioned the Company to a REIT in 2019 and successfully received approval from our shareholders to amend the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations following the Company’s election of REIT status; and

•

We continued to focus on our investor outreach program to our shareholders through the engagement of an investor relations advisory firm that allows us to maximize the number of one-on-one meetings with current and prospective shareholders.

(1)	For a reconciliation of non-GAAP core operating income to GAAP pre-tax income or loss, see “—Reconciliation of Non-GAAP Measures”.
(2)	Measured as the change in book value per common share plus declared dividends per common share.
(3)

The Company’s “at risk” short term secured financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement (“repo”) financing, net payable or receivable for unsettled securities and net contractual price of to-be-announced (“TBA”) commitments less cash and cash equivalents to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

The Compensation Committee determined that Messrs. Billings, Tonkel and Konzmann were instrumental in leading the Company through the challenging market environment in 2019, while continuing to enhance the success of the Company by achieving the various accomplishments listed above.  These achievements are further discussed under “2019 Annual Performance-Based Cash Bonus Opportunities” and are in addition to the regular business operations, employee retention, risk management, and timely and accurate financial reporting.

Summary of Total Direct Compensation Program Elements

In 2019, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay-for-performance, aligning the interests of management with those of shareholders and retaining top management talent. Our executive compensation program includes many performance-based features to provide incentives for our executive officers to achieve both short- and long-term business objectives and was designed to include three direct compensation components: base salary, annual cash incentive and long-term equity incentive compensation opportunities for each executive.  In this regard, the following chart illustrates the performance-based structure of the total target compensation for each of our executive officers in 2019:

Summarized below is a description of the three components and their principal contribution to our compensation objectives, as well as highlights of the key actions and decisions made with respect to each component for 2019.

Compensation Type	Pay Element	Compensation Objectives and Key Highlights
Base Salary

Objectives and Principal Contributions of Compensation Component

•  Base salaries provide a minimum level of fixed cash compensation.  The Compensation Committee annually analyzes and sets base salaries using a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

2019 Key Highlights

•  Base salaries for Messrs. Billings, Tonkel and Konzmann were unchanged in 2019 as compared to 2018.

•  Mr. Billings retired as the Company’s Executive Chairman effective December 31, 2019 and the base salaries for Messrs. Tonkel and Konzmann remain unchanged for 2020.

Annual Cash Incentive

Objectives and Principal Contributions of Compensation Component

•  Performance-based cash incentives that reward achievement of annual performance metrics and goals.

•  Each executive was eligible to earn between 0% and 200% of his target bonus opportunity, based on performance achievements relative to the specific metrics and goals discussed below.  Target bonus opportunities were 100% of base salary for Messrs. Billings and Tonkel and 80% of base salary for Mr. Konzmann.

•  50% of the target bonus opportunity was based on the achievement of a specific annual ROE goal (see definition of ROE under “2019 Annual Performance-Based Cash Bonus Opportunities”).

➢ROE measures both our profitability and our efficient use of equity capital and is an important element in the Board’s determination of our common stock dividend.

•  50% of the target bonus opportunity was based on a subjective assessment of the executives’ performance of a predetermined set of qualitative measurement criteria.

➢The Compensation Committee believes that these qualitative criteria are key to aligning our executive officers’ interests with our shareholders, because such goals incentivize our officers to focus not only on financial results, efficiency and stability, but also other areas of acute interest to our shareholders, such as corporate governance and the delivery of sustainable, long-term value.

•  The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE goals.

2019 Key Highlights

•  For the ROE component portion of the bonus, which represents 50% of the total annual cash bonus opportunity, the actual ROE in 2019 was 11.01% versus ROE goals of 10%, 12% and 14% at threshold, target and maximum, respectively.  This achievement resulted in an earned bonus of 75.3% of target for each of Messrs. Billings, Tonkel and Konzmann (representing 50% of the total annual cash bonus opportunity).

•  The Compensation Committee determined that, based on its subjective assessment and evaluation of the achievement of the predetermined measurement criteria, including a review of a self-assessment provided by the Company’s executives, Messrs. Billings, Tonkel and Konzmann merited a significant payout of the qualitative portion of the annual bonus due to the accomplishment of the predetermined measurement criteria during 2019 (in particular, the key accomplishments discussed below under “2019 Annual Performance-Based Cash Bonus Opportunities”).  However, considering the market conditions that impacted the Company’s common stock price during the year, the Committee determined it was appropriate to reduce the payout for the qualitative portion of the bonus for Messrs. Billings and Tonkel.  Given the market factors mentioned above, the Committee applied its negative discretion to reduce the maximum earned bonus for the qualitative portion of the bonus for Messrs. Billings and Tonkel (representing the remaining 50% of the total annual cash bonus opportunity).

• Overall, the achievement of the quantitative and qualitative bonus components, when combined, equaled earned bonuses of 96.9% of target for Messrs. Billings and Tonkel and 137.7% of target for Mr. Konzmann, down from 100% and 150% in 2018, respectively.

Long-Term Equity Incentive

Objectives and Principal Contributions of Compensation Component

•  Our performance-based long-term equity incentive program (the “PSU Program”) for 2019 consists of grants of three types of PSUs designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance.  Mr. Billings was not eligible to participate in the PSU Program for 2019.

•  “Book Value PSUs” are eligible to vest between 0% and 250% of the target number of PSUs, based on the compound annualized growth in the Company’s tangible book value per common share plus dividends on a reinvested basis over a three-year performance period.

•  “Relative TSR PSUs” are eligible to vest between 0% and 250% of the target number of PSUs, based on the Company’s compound annualized total shareholder return (“TSR”), which includes share price changes plus dividends on a compound, reinvested basis, over a three-year performance period as measured relative to a competitive peer group, consisting of the companies listed in the FTSE NAREIT Mortgage Home Financing Index.  If TSR during the measurement period is negative, the percentage of the Relative TSR PSUs earned are capped at a maximum of 100% of target.

•  “ROE PSUs” are eligible to vest “all or nothing” on the third anniversary of the grant date, only if the Company’s one-year ROE exceeds a threshold (see definition of ROE under “2019 Annual Performance-Based Cash Bonus Opportunities”).

•  The performance measures of compound annualized growth in the Company’s tangible book value per common share, annualized total shareholder return as compared to the competitive peer group and ROE were selected because the Company believes it would most effectively align management’s compensation with our shareholders’ returns over an appropriate investment period on an absolute and relative performance basis.

2019 Key Highlights

•  On July 1, 2019, the Compensation Committee awarded a target number of PSUs, with an aggregate grant date fair value equal to 100% of base salary for Mr. Tonkel and 80% of base salary for  Mr. Konzmann, with 40% of the grant value in Book Value PSUs, 20% in Relative TSR PSUs and 40% in ROE PSUs.

•  Each grant of Book Value PSUs and Relative TSR PSUs awarded in 2019 have a three-year performance period from July 1, 2019 through June 30, 2022, while the ROE PSUs have a one-year performance period from July 1, 2019 through June 30, 2020, plus a two-year subsequent service-vesting period through July 1, 2022.

•  The ROE PSUs granted in 2018 were earned at 100% of target, based on our ROE of 12.88% for the one-year performance period from July 1, 2018 through June 30, 2019.  These PSUs were converted into Restricted Stock at the end of the performance period that will vest subject to the executive’s continued employment through July 1, 2021.

•  The PSUs previously awarded to the executives in 2016 that had a three-year performance period that ended in June 2019 did not meet their rigorous performance thresholds; therefore no PSUs were earned or vested from those PSUs awarded in 2016.

Compensation Policies

In furtherance to the highlighted items above, we believe our executive compensation programs and policies reflect a number of governance best practices, including the following:

•

Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Compensation Committee. Based on the most recent analysis, the Compensation Committee, with the support of its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), concluded that our compensation policies and practices for fiscal 2019 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on page 43.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•

The Board has adopted stock ownership guidelines for executive officers that seek to ensure each executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on page 41.

•

The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 41.

•	The Board has adopted a policy prohibiting hedging in the Company’s equity securities and limiting the ability to pledge such securities.
•	We do not provide unique perquisites or any special benefits to our executive officers. Our executive officers are eligible to participate in the same benefits programs as all other employees.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2019 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our executive officers as disclosed in our 2019 proxy statement, commonly referred to as a “say-on-pay” advisory vote. In 2019, our shareholders approved the compensation of our executive officers with approximately 92% of the votes cast voting in favor of our executive compensation program.  As we communicated in our 2018 proxy statement, we intended to improve upon the support of our shareholders by continuing our outreach program, which we feel was obtained as shown by our “say-on-pay” support level increasing to 92% in 2019 from 77.2% in 2018.  The Compensation Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our significant pay-for-performance approach to executive compensation for 2019. We continue to believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy.  However, through our ongoing engagement with shareholders, the Compensation Committee will continue to consider shareholder concerns and feedback in the future.

Consideration of Shareholder Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

At our 2017 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, as disclosed in our 2017 proxy statement, commonly referred to as a “say-when-on-pay” advisory vote. Our shareholders overwhelmingly approved holding an advisory vote on executive compensation annually, with approximately 89% of the votes cast voting in favor an annual advisory vote on executive compensation. The Board took into consideration the results of the say-when-on-pay advisory vote and determined that advisory votes on executive compensation will be submitted to shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  However, through our ongoing engagement with shareholders, the Board will continue to consider any shareholder concerns and feedback in the future.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business, strategic, operational, governance and risk management objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee considers pay-for-performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives and provide incentives to our executive officers to act in the best interest of our Company. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the executive officers for 2019 was designed to meet the following objectives:

•

Attract and Retain Talented Executives.  Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2019 executive compensation program was designed to motivate, reward and retain highly qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including business experience, past contributions, overall responsibilities and individual performance. In particular, given the relatively small number of employees for a company of our size, the Compensation Committee believes that retention of our executive employees is a key consideration when setting compensation, as a sudden loss of any of our executive employees could adversely impact our Company.

•

Pay-for-Performance.  Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2019 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s annual ROE performance as well as the individual performance of each executive officer. The Company’s long-term equity incentive plan is designed to provide additional incentives to both preserve the Company’s book value and provide an attractive relative total shareholder return over a multi-year period, as well as additional focus on the Company’s annual ROE performance.

•

Alignment of Interests with Shareholders.  Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests. This consideration is illustrated by the fact that we have strong stock ownership guidelines and that a large portion of potential compensation payable to our executive officers is in the form of equity of the Company.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board with respect to our compensation structure and policies. Generally, the Compensation Committee is responsible for reviewing existing compensation and benefit policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Compensation Committee has the duty to evaluate the performance of our executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers.

The Compensation Committee has engaged FW Cook as its independent compensation consultant to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2019 compensation program.  FW Cook reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company.  The Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that FW Cook’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board regarding our compensation programs and the specific elements and levels of compensation for our executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Compensation Committee relies upon its collective business judgment as applied to the challenges confronting the Company, together with regular compensation peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including FW Cook, and information provided by our employees. The Compensation Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Compensation Committee provides a basis for the Compensation Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our executive officers.

Compensation Peer Group Analysis

In structuring the 2019 executive compensation program, the Compensation Committee worked with members of the Company’s management, with the support of FW Cook, in considering the compensation practices of certain companies the Compensation Committee deemed to be the Company’s peer group solely for purposes of comparing executive compensation programs (the “Compensation Peer Group”). The Compensation Peer Group remained unchanged from the prior year.  From a stock price performance perspective, the Company is compared generally to publicly-traded REITs and specialty finance companies that also invest primarily in residential mortgage assets. However, a significant number of these companies are externally managed and therefore do not disclose sufficient information to be included in the Compensation Peer Group for comparing executive compensation programs. As a result, the Compensation Peer Group for evaluating executive compensation was developed from publicly-traded internally managed REITs and specialty finance companies that invest in either residential mortgage assets or other similar financial products and are competitors for executive talent. The Compensation Peer Group was used to help with the structuring and analysis of our 2019 compensation program and consisted of the following companies: Arbor Realty Trust, Inc., Barings BDC, Inc., Capstead Mortgage Corporation, CYS Investments, Inc., Dynex Capital, Inc., Hercules Capital, Inc., iStar Inc., Main Street Capital Corporation, MFA Financial, Inc., New York Mortgage Trust, Inc., RAIT Financial Trust and Redwood Trust, Inc.  CYS Investments, Inc. and RAIT Financial Trust are no longer in existence, however their compensation information was available at the beginning of 2019.

Role of Executive Officers in Determining Executive Compensation for Executive Officers

The recommendations of our executive officers also play a role in the compensation decision making process.  They provide the Compensation Committee with an assessment of certain achievements and performance, they assist the Compensation Committee with their evaluation of individual performance as well as recommend direct report base salary, short-term bonus and long-term incentive awards. The Compensation Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2019 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Performance-Based Equity Incentive Awards.

2019 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable or “at risk.” The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company and generally review base salaries for our executives on an annual basis considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Compensation Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of cash and equity incentive opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also takes into account compensation provided to the executive officers in past years, including any recent adjustments to their respective base salaries. The base salaries for Messrs. Billings, Tonkel and Konzmann were unchanged in 2019 as compared to 2018.  Effective December 31, 2019, Mr. Billings retired as the Company’s Executive Chairman.

Executive Officer	2019 Base Salary	2018 Base Salary
Eric F. Billings	$800,000	$800,000
J. Rock Tonkel, Jr.	$800,000	$800,000
Richard E. Konzmann	$450,000	$450,000

2019 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our executive officers are administered under our 2014 Long-Term Incentive Plan, which was approved by shareholders at our 2014 annual meeting.  For 2019, such annual incentives for Messrs. Billings, Tonkel and Konzmann had a range of earnings opportunities illustrated in the following table:

	Bonus Payout (% of Base Salary)
	Messrs. Billings and Tonkel	Mr. Konzmann
Below Threshold	0%	0%
Threshold	50%	40%
Target	100%	80%
Maximum	200%	160%

The Compensation Committee believes that the target annual bonus opportunities, when combined with base salaries and long-term incentives, position target total direct compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

The annual performance-based cash bonus opportunity performance measure is divided into two components: 1) the achievement of specific annual ROE goals and 2) the subjective assessment of the executives’ performance of a predetermined set of qualitative measurement criteria.

ROE is defined as the Company’s non-GAAP core operating income, excluding the accrued annual cash incentive compensation for our executive officers, divided by our average common equity.  Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common shareholders. The Company believes that non-GAAP core operating income also assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  Similar non-GAAP measures are used by other companies within our industry although the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  The Company’s non-GAAP core operating income is calculated as follows:

•	GAAP net interest income
•	Less GAAP general and administrative expenses
•	Plus GAAP stock-based compensation expense
•	Plus non-recurring expenses
•	Plus TBA dollar roll income
•	Plus net interest income of interest rate swaps
•	Less net interest expense of interest rate swaps
•	Less dividends on preferred stock

Average equity is calculated as follows:

•	GAAP shareholders’ equity as of December 31, 2018
•	Less the preferred stock liquidation preference as of December 31, 2018
•	Plus the pro rata portion of common equity raised in 2019
•	Less the pro rata portion of common equity repurchased in 2019

In determining the annual ROE for the purpose of the annual performance-based cash bonus thresholds, the accrued annual incentive compensation expense is added back to the non-GAAP core operating income.  The Compensation Committee examined our performance pursuant to the ROE hurdles (weighted 50%), and each executive’s individual performance on a subjective basis (weighted 50%) to determine actual bonus payments to our executive officers. The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE hurdles.

As described above, 50% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on annual ROE.  The Committee selected ROE because it measures both our profitability and our efficient use of capital and is an important element in the Board’s determination of our common stock dividend. The 2019 ROE goals were established at the beginning of 2019 by analyzing historical and expected future returns of the Company as well as the expectations for other companies in the same industry, based on published third-party investment analyst estimates.  For the ROE component of the annual performance-based cash bonus opportunity, the following table summarizes the performance goals and corresponding payouts as a percentage of base salary for Messrs. Billings, Tonkel and Konzmann, with linear interpolation for achievement between the performance levels.

		Bonus Payout (% of Base Salary)
	ROE Achievement	Messrs. Billings and Tonkel	Mr. Konzmann
Below Threshold	<10%	0%	0%
Threshold	10%	50%	40%
Target	12%	100%	80%
Maximum	14%	200%	160%

Our actual ROE for 2019 was 11.01%, which resulted in an earned bonus of 75.3% of target for Messrs. Billings, Tonkel and Konzmann for the corporate performance component, representing 50% of the total annual cash bonus opportunity.

The remaining 50% of the annual performance-based cash bonus was based on the Compensation Committee’s subjective assessment and evaluation of specific predetermined measurement criteria of the executives’ performance during 2019 that concentrated on the overall management and operation of the Company, while taking into account the executive’s contribution to long-term shareholder value. The specific predetermined measurement criteria that the Compensation Committee considered are set forth below:

•	Expense management
•	Risk management and appropriate management of leverage
•	Management of short-term funding capability
•	Management of counterparty relationships
•	Maximize investment allocation
•	Maximize tax efficiency
•	Financial reporting transparency
•	Investor relations, shareholder communications and capital raising
•	Report of internal controls in compliance with the requirements of the Sarbanes-Oxley Act
•	Staff development and retention
•	Corporate governance
•	Enhancement of operational functions
•	Leadership

The Compensation Committee conducted a thorough review of the executives’ performance related to the specific predetermined measurement criteria as well as the overall performance of the Company for 2019.  In particular, the Compensation Committee noted:

•

We managed expenses. We were able to negotiate a new office lease for the Company’s headquarters that reduced the Company’s annual office lease payments by more than 80% which assisted us in lowering our overall non-compensation general and administrative expenses by 4% from the prior year.  We also lowered our core general and administrative expense to average investable capital in 2019 to 2.90% from 3.06% in 2018.

•

We managed risk. As of December 31, 2019, we lowered the Company’s total short-term recourse leverage from 8.7 to 1 from 10.6 to 1 at December 31, 2018, which provides for reduced book value volatility and enhanced portfolio resiliency going forward.  We also continued to manage our prepayment risk by seeking to rebalance the Company’s agency MBS portfolio into lower coupon agency MBS and agency MBS that are specifically selected for their relatively lower propensity for prepayment.  We also improved upon certain security functions within the Company’s information technology systems.

•

We maintained all short-term funding capability. Short-term financing arrangements such as repo financing are key to our operating strategy.  During 2019, we were able to maintain all of our repo counterparties and financing capacity from the prior year.

•

We expanded and improved our various counterparty relationships.  During 2019, we expanded and diversified the number of our counterparties for executing hedging instruments such as interest rate swaps and U.S. Treasury futures.  In addition, we also expanded our counterparties for executing MBS trades as well as establishing new relationships for investing in tailored mortgage credit opportunities.

•

We maximized our investment allocation.  We have consistently evaluated return opportunities in other asset classes outside of agency MBS and during the fourth quarter of 2019 the Company actively began to expand its investment strategy to incorporate tailored mortgage credit investments, including through co-investing with select sourcing partners, with the objective of enhancing investment returns, diversifying risks, reducing overall leverage and, over time, improving the Company’s cost of capital.  By actively managing the composition of our investment portfolio to opportunistically take advantage of higher relative returns, the Company was able to deliver a 10% total economic return for the fourth quarter of 2019 and a positive return for 2019.

•

We continued to maximize our tax efficiency.  We successfully transitioned the Company to elect REIT status effective January 1, 2019 and continued to efficiently maximize the Company’s tax efficiency by utilizing the Company’s net capital loss carryforwards in 2019 from net capital gains realized which allowed the Company to retain those gains as capital.

•	We increased financial reporting transparency. We continued to expand and improve the Company’s financial disclosures through improved transparency in our investor presentations and SEC filings.
•	We successfully accessed the capital markets.
➢	We completed a public offering in which 6 million shares of the Company’s common stock were issued for gross proceeds of approximately $50 million.
➢

We completed an initial public offering in which 1.2 million shares of the Company’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred were issued for gross proceeds of $30 million.

•	We enhanced our corporate governance and shareholder outreach program.
➢

We completed a successful Board refreshment process with the appointment and election of Ms. McClure as a new independent director adding significant experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions.

➢	We successfully managed the Company through the retirement of the Company’s founder and Executive Chairman.
➢

We continued to focus on our investor outreach program to our shareholders through the engagement of an investor relations advisory firm during 2019 that allowed us to improve upon our robust one-on-one investor outreach with current and prospective shareholders to allow us to sharpen our understanding of their various interests.

➢	We maintained stable research coverage from multiple reputable third-party investment analysts that benefit the Company’s shareholders.
➢	We successfully received approval from our shareholders to amend the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations.
➢

We successfully received approval from our shareholders regarding the advisory vote for the Company’s executive compensation with an approval rate of 92% for the shares that voted, which was an improvement from the prior year of 77.2%.

•	We maintained effective internal controls on financial reporting. We maintained the effectiveness of our internal controls and our disclosure controls and procedures during 2019.
•	Successfully developed and retained key employees. With the exception of the planned retirement of our Executive Chairman, we did not experience any employee departures during 2019.
•

We enhanced important operational functions.  We were able to improve on various information technology functions and continued to improve upon the Company’s performance monitoring capabilities to better enhance our financial reporting capability.

•

Our executive officers demonstrated strong leadership. The Committee believes that the executive officers displayed strong leadership during 2019. Not only did the executive officers accomplish nearly all of the goals as described above, they successfully navigated the Company through another challenging market environment that saw a significant flattening of the interest rate curve, increased mortgage prepayments, as well as heightened interest rate volatility.  During this same period, the Company was able to deliver a 2.3% total economic return and declared annual cash dividends of $1.05 per common share to its shareholders.

Negative Discretion Applied to Annual Cash Bonuses

The Committee determined that, based on its subjective assessment and evaluation of the achievement of the predetermined measurement criteria, including a review of a self-assessment provided by the Company’s executives, Messrs. Billings, Tonkel and Konzmann merited a significant payout of the qualitative portion of the annual bonus due to the accomplishment of the predetermined measurement criteria during 2019 (in particular, the key accomplishments discussed above under “2019 Annual Performance-Based Cash Bonus Opportunities”).  However, considering the market conditions that impacted the Company’s common stock price during the year, the Committee determined it was appropriate to reduce the maximum payout for the qualitative portion of the bonus for Messrs. Billings and Tonkel.  Given the market factors mentioned above, the Committee applied its negative discretion to reduce the maximum earned qualitative portion of the bonus by approximately 41% of maximum for Messrs. Billings and Tonkel (representing the remaining 50% of the total annual cash bonus opportunity).  Our executive officers all received a reduced total annual performance-based cash bonus payout from the prior year’s payout.

Based on the Compensation Committee’s assessment of the items above, annual performance-based cash bonuses were awarded to Messrs. Billings, Tonkel and Konzmann for performance in 2019 of $775,000, $775,000 and $495,563, respectively, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2019 Long-Term Performance-Based Equity Incentive Awards

The long-term equity incentive component of our total compensation program is designed to further align the long-term interests of our executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, our PSU Program for 2019 consisted of grants of the following three types of PSUs, all designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance:

•

Book Value PSUs (weighted 40%):  The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per common share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period.

•

Relative TSR PSUs (weighted 20%):  The Relative TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return, which includes share price changes plus dividends on a compound, reinvested basis, over a three-year performance period as measured relative to a competitive peer group, consisting of companies listed in the FTSE NAREIT Mortgage Home Financing Index.  In prior years, the Compensation Committee granted PSUs tied to absolute TSR hurdles.

•	ROE PSUs (weighted 40%): The ROE PSUs are eligible to vest on the third anniversary of the grant date, based on the performance of the Company’s ROE over a one-year performance period.

The chart below illustrates the performance and vesting periods for our 2019 PSU Program:

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of common stock and are paid out in shares of common stock at the end of the performance period to the extent that the underlying PSUs are earned. Book Value PSUs and Relative TSR PSUs that are earned following the performance period are converted into shares of the Company’s common stock on a one-for-one basis. These PSUs and dividend equivalents are settled in whole shares of common stock with a cash payment in lieu of any fractional share.  ROE PSUs that are earned, with corresponding dividend equivalents, following the performance period are converted into Restricted Stock on a one-for-one basis that will vest on the third anniversary of the ROE PSU grant date.

On July 1, 2019, the Compensation Committee awarded a target number of PSUs with an aggregate grant date fair value equal to 100% of base salary for Mr. Tonkel and 80% of base salary for Mr. Konzmann, with 40% of the total grant date fair value represented by Book Value PSUs, 20% of the total grant fair value represented by Relative TSR PSUs and 40% of the total grant date fair value represented by ROE PSUs.

For the Book Value PSUs and Relative TSR PSUs, the actual number of shares of common stock that will be issued to each participant at the end of the three-year performance period will vary between 0% and 250% of the target number of PSUs granted, depending on performance results. If the threshold level of performance is not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the target number of PSUs at the threshold level, 100% of the target number of PSUs at the target level and 250% of the target number of PSUs at the maximum level, with linear interpolation for achievement falling between the performance levels.  If TSR during the measurement period is negative, the percentage of the Relative TSR PSUs earned is capped 100% of target.

For the ROE PSUs, the actual number of shares of common stock that will be issued to each participant at the end of the three-year vesting period will either be 0% if the ROE goal is not achieved or 100% of the target number of PSUs if the ROE goal is achieved for the one-year performance period.

The performance goals applicable to the PSUs are determined each year by the Compensation Committee and based on, among other things, the Compensation Committee’s review of various historical and expected future performance metrics of the Company, other companies in the same industry, current and expected future market conditions, as well as advice and data from independent consultants, including FW Cook.  The performance goals and payout schedule applicable to the Book Value PSUs, Relative TSR PSUs and ROE PSUs granted in 2019 are set forth below:

	Book Value PSUs (weighted 40% of Grant-Date Fair Value)		Relative TSR PSUs (weighted 20% of Grant-Date Fair Value)		Return on Equity PSUs (weighted 40% of Grant-Date Fair Value)
	Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Percentile Ranking	Percent of Target PSUs Earned	Return on Equity for Measurement Period	Percent of Target PSUs Earned
	<3.0%	0%	< 30th	0%	<3.0%	0%
Threshold	3.0%	50%	30th	50%	>=3.0%	100%
Target	6.5%	100%	55th	100%
Maximum	>=10.0%	250%	>=80th	250%

PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s executive officers on July 1, 2019 are as follows:

	Book Value PSUs			Relative TSR PSUs			Return on Equity PSUs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)	Threshold (#)	Target (#)(3)	Maximum (#)
Eric F. Billings	—	—	—	—	—	—	—	—	—
J. Rock Tonkel, Jr.	23,426	46,852	117,130	9,303	18,605	46,513	—	46,852	46,852
Richard E. Konzmann	10,542	21,083	52,708	4,186	8,372	20,930	—	21,083	21,083

(1)

To determine the number of Book Value PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of base salary for Mr. Tonkel and 32% of base salary for Mr. Konzmann, then divided the target grant date fair value by $6.83, the last reported sale price of our common stock on the NYSE on the grant date.

(2)

To determine the number of Relative TSR PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 20% of base salary for Mr. Tonkel and 16% of base salary for Mr. Konzmann, then divided that amount by $8.60, the fair value per target unit on the grant date calculated using a Monte Carlo simulation model.

(3)

To determine the number of ROE PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of base salary for Mr. Tonkel and 32% of base salary for Mr. Konzmann, then divided the target grant date fair value by $6.83, the last reported sale price of our common stock on the NYSE on the grant date.

The right to receive shares of common stock upon vesting of PSUs at the end of the performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro-rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Compensation Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs or Restricted Stock if he or she terminates employment before the vesting date.

Long-Term Equity PSU Program Compensation:  Successfully Aligning Compensation with Historical Performance

Our executive compensation program includes performance-based features to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives, including through short-term annual cash incentives and long-term equity incentives.  The Company’s long-term equity incentive plan is designed to align the incentives of our executive officers with the Company’s total book value return, total stock return and ROE performance.

Our executive officers’ actual long-term equity performance-based compensation earned over the relevant performance periods have been substantially lower than the target long-term equity performance compensation as reflected in the Summary Compensation Tables disclosed in our proxy disclosures as a result of the Company’s actual book value and stock price performance.  The Company is required to disclose the target long-term equity performance compensation as of the grant date in its summary compensation tables.  PSUs awarded in 2013, 2014, 2015 and 2016 did not meet their minimum three-year performance thresholds, and therefore no PSUs were earned or vested for those PSU awards at the end of the respective performance period in 2016, 2017, 2018 or 2019.  Based on the performance measurements as of December 31, 2019, and assuming book value per share and quarterly common stock dividend remain unchanged from that date over the remainder of the three-year performance period, none of the Book Value PSUs awarded in 2017 or 2018 are expected to be earned or vested at the end of their performance periods in June 2020 and June 2021, respectively.  Based on the Company’s total stock return performance as of December 31, 2019 compared to the companies included in the FTSE NAREIT Mortgage Home Financing Index, none of the Relative TSR PSUs awarded in 2017 or 2018 would have been earned as of December 31, 2019.  However, the expected performance results may differ resulting in a change to the PSU awards expected to be earned or vested for the Book Value PSUs and Relative TSR PSUs awarded in 2017 and 2018.  ROE PSUs awarded in 2017 and 2018 represent the only PSUs granted since 2013 that have currently been earned.

The historical results of the Company’s long-term equity incentive compensation program have demonstrated the overarching rigorous performance nature of the PSU Program that continuously works to align the interests of the Company’s management with that of its shareholders.  PSUs that are earned or vested are dependent on the performance of the various rigorous performance measures.  This is displayed in the following graphic that compares the executive officers’ total combined maximum PSU grant value potential to the value of PSUs that have been earned for PSUs granted from 2013 through 2018:

Realized Value of Past Executive PSU Grants

(1)

Represents the maximum PSUs awarded that were unearned, or expected to be unearned as of December 31, 2019, over the performance period.  No PSUs awarded in 2013 through 2016 were earned at the end of their performance period.  In addition, none of the Book Value PSUs or Relative TSR PSUs awarded in 2017 or 2018 are expected to be earned or vested at the end of their respective performance periods.  However, the expected performance results may differ resulting in a change to the PSU awards expected to be earned or vested.

(2)

Represents ROE PSUs granted in 2017 and 2018 that were earned at 100% of target (not including earned dividend equivalent shares).  These ROE PSUs granted in 2017 and 2018 were converted into Restricted Stock (including earned dividend equivalent shares) at the end of their respective performance periods and will vest subject to the executive’s continued employment through July 24, 2020 and July 1, 2021, respectively.

(3)	Mr. Konzmann did not receive any PSU awards prior to 2015.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our executive officers that were designed to require the executive officers to maintain ownership of a minimum number of shares of the Company’s common stock. Under the ownership guidelines, each executive officer is required to retain one-half of all shares distributed from the Company and one-half of all shares realized upon the exercise of stock options or vesting of stock awards, not including any shares sold or tendered by the executive officer to pay taxes and associated costs due as a result of such distribution, exercise or vesting, until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock determined in accordance with the guidelines:

•	J. Rock Tonkel, Jr.	—	$4,000,000 (five times the then-current base salary)
•	Richard E. Konzmann	—	$675,000 (one and a half times the then-current base salary)

As of March 31, 2020, the executive officers beneficially owned approximately 1.8% of our outstanding common stock in aggregate.  Mr. Tonkel is among the largest shareholders of our Company.  Since joining the Company, both Messrs. Tonkel and Konzmann have not sold any of their shares of the Company’s common stock.  The Committee believes that the current equity holdings of the executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

The Board has adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by the Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by the Company within twelve months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our executive officers. We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.

Our executive officers are eligible to participate in our group health insurance, life insurance benefit, 401(k) match and other programs on the same terms as our other employees.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code generally provides that a public company may not deduct compensation in excess of $1 million paid in any taxable year to any executive officer who is named in the Summary Compensation Table (who are referred to as “covered employees” in Section 162(m)).  Prior to January 1, 2018 and the tax reform bill informally known as the Tax Cuts and Jobs Act or TCJA which was signed into law December 22, 2017, (i) the “covered employees” subject to Section 162(m) included the public company’s chief executive officer and its other three most highly compensated executives (other than its chief financial officer) and (ii) the deduction limit did not apply to compensation that qualified as “performance-based” under Section 162(m).  In 2017 and prior years, the Committee administered the annual bonus program and designed the terms of PSUs such that they could qualify as “performance-based” compensation under Section 162(m), as in effect prior to the TCJA, and therefore would not be subject to the deduction limitation under Section 162(m).

The TCJA made significant changes to Section 162(m).  Subject to a transition or “grandfather” rule for written binding contracts in effect on November 2, 2017, Section 162(m), as amended, now provides that (i) the Company’s “covered employees” are our chief executive officer, chief financial officer and the three other most highly compensated executives, (ii) an individual who is a “covered employee” in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation, and (iii) the exception for compensation that qualifies as “performance-based” is eliminated.

The Company believes that PSUs granted and evidenced by written binding contracts prior to November 2, 2017 qualify as “performance-based” compensation under the “grandfather” rule and will be deductible without regard to the Section 162(m) limit even if they are paid on or after January 1, 2018.

The Committee considers the Section 162(m) deduction limit and the transition or “grandfather” rule when it assesses the Company’s executive compensation practices.  However, in order to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote our Company’s goals, including retention and providing incentives to the executive officers, the Committee has not adopted a policy that all compensation must be deductible and may authorize payments to executives that may not be fully deductible if the Committee believes that the payments are in the Company’s interests.  Furthermore, as a REIT, we are generally not subject to federal and state corporate income tax and therefore tax deductions are less valuable to us than to many other corporations. Thus, current compensation awarded in excess of $1 million to our executive officers generally will not be deductible.

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our executive officers. We use variable compensation for all of our executive officers, with a focus on performance. We provide a balance between short- and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Compensation Committee retains the right to reduce overall and individual awards. The Compensation Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

Reconciliation of Non-GAAP Measures

In addition to the financial results reported in accordance with generally accepted accounting principles applied in the United States (“GAAP”), the Company reported non-GAAP core operating income measures. Further information on the Company’s non-GAAP measures can be found in the Company’s Annual Report. The following table presents our computation of non-GAAP core operating income for the year ended December 31, 2019 (amounts in thousands, except per share amounts):

2019
GAAP net interest income	$26,228
TBA dollar roll income	4,470
Interest rate swap net interest income	15,087
Economic net interest income	45,785
Investment advisory fee income	332
Core general and administrative expense	(11,747)
Preferred stock dividend	(2,600)
Non-GAAP core operating income	$31,770

Non-GAAP core operating income per diluted common share	$0.89
Weighted average diluted common shares outstanding	35,833

The following table provides a reconciliation of GAAP net income to non-GAAP core operating income for the year ended December 31, 2019 (amounts in thousands):

2019
GAAP net income (loss)	$13,742
Add (less):
Total investment (gain) loss, net	(2,197)
Stock-based compensation expense	2,780
Preferred stock dividend	(2,600)
Non-recurring expense	488
Add back:
TBA dollar roll income	4,470
Interest rate swap net interest income	15,087
Non-GAAP core operating income	$31,770

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2019

In accordance with the rules of the SEC, the following table contains compensation information for each of our executive officers for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Comp.(1)	Stock Awards		All Other Comp.(2)	Total
Eric F. Billings	2019	$800,000	$775,000	$600,000	(3)	$12,949	$2,187,949
Executive Chairman	2018	$800,000	$800,000	$800,000	(4)	$12,749	$2,412,749
	2017	$800,000	$1,460,000	$800,000	(4)	$12,617	$3,072,617
J. Rock Tonkel, Jr.	2019	$800,000	$775,000	$800,000	(4)	$12,838	$2,387,838
Chief Executive Officer and	2018	$800,000	$800,000	$800,000	(4)	$12,638	$2,412,638
President	2017	$800,000	$1,460,000	$800,000	(4)	$12,438	$3,072,438
Richard E. Konzmann	2019	$450,000	$495,563	$360,000	(4)	$11,868	$1,317,431
Executive Vice President, Chief	2018	$450,000	$540,000	$360,000	(4)	$11,668	$1,361,668
Financial Officer and Treasurer	2017	$450,000	$657,000	$360,000	(4)	$11,468	$1,478,468

(1)

For the 2019 performance year, Messrs. Billings, Tonkel and Konzmann received annual performance-based cash bonuses in the amount of $775,000, $775,000 and $495,563 respectively, in recognition of the achievement of a predetermined ROE goal for the quantitative portion of the bonus as well as the achievement of the predetermined measurement criteria for the qualitative portion of the bonus, of which the Compensation Committee applied its negative discretion to reduce that portion of the earned bonus for Messrs. Billings and Tonkel, as discussed in “Compensation Discussion and Analysis — Summary of Total Direct Compensation Program Elements.”

(2)	Amounts in this column represent (i) the employer matching contributions under the Company’s 401(k) Plan and (ii) life insurance premiums paid by the Company.
(3)

Represents 87,847 RSUs granted to Mr. Billings on July 1, 2019 pursuant to Mr. Billings’ Consulting Agreement, with each RSU valued at $6.83, the closing price of our common stock on the NYSE on the grant date.

(4)

Represents the aggregate grant date fair value of the PSU awards made in 2017, 2018 and 2019 as computed in accordance with FASB ASC Topic 820. These amounts do not correspond to the actual value that may be recognized by each executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report. The amounts reported under this column include the combination of Book Value PSUs, Relative TSR PSUs and ROE PSUs which are described in the Compensation Discussion & Analysis under the heading “2019 Long-Term Performance-Based Equity Incentive Awards.” Details regarding 2019 PSU awards can be found in the table “Grants of Plan-Based Awards for 2019.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At 2019 Fiscal Year End.”

Grants of Plan-Based Awards for 2019

Messrs. Billings, Tonkel and Konzmann received performance-based non-equity incentive plan awards for their performance in 2019 and Messrs. Tonkel and Konzmann both also received equity incentive plan awards in 2019. Our non-equity incentive plan consists of the annual performance-based cash bonus program and our equity incentive plan consists of three types of PSUs: Book Value PSUs, Relative TSR PSUs and ROE PSUs, all of which are described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2019 Annual Performance-Based Cash Bonus Opportunities and — 2019 Long-Term Performance-Based Equity Incentive Plan Awards.”  Mr. Billings was not eligible to receive equity incentive plan awards for 2019.

The table below summarizes the non-equity incentive plan awards and the equity incentive plan awards granted to our executive officers in 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of		Grant-Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)		Option Awards
Eric F. Billings(2)			$400,000	$800,000	$1,600,000
	7/1/2019					—	—	—	87,847	(3)	$600,000
J. Rock Tonkel, Jr.			$400,000	$800,000	$1,600,000
	7/1/2019	(4)				23,426	46,852	117,130	—		$320,000
	7/1/2019	(5)				9,303	18,605	46,513	—		$160,000
	7/1/2019	(6)				—	46,852	46,852	—		$320,000
Richard E. Konzmann			$180,000	$360,000	$720,000
	7/1/2019	(4)				10,542	21,083	52,708	—		$144,000
	7/1/2019	(5)				4,186	8,372	20,930	—		$72,000
	7/1/2019	(6)				—	21,083	21,083	—		$144,000
(1)

Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2019.  Actual awards earned are shown in the “Summary Compensation Table for 2019” on page 44.

(2)

Mr. Billings retired effective December 31, 2019 and was eligible to earn an annual performance-based cash bonus for 2019 for his service as Executive Chairman during the year, however he was not granted any PSUs.

(3)

Represents RSUs granted to Mr. Billings on July 1, 2019 pursuant to Mr. Billings’ Consulting Agreement, with each RSU valued at $6.83, the closing price of our common stock on the NYSE on the grant date.

(4)

Represents grants of Book Value PSUs pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period.  To determine the number of Book Value PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of the base salary for Mr. Tonkel and 32% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $6.83, the last reported sale price of our common stock on the NYSE on the grant date.

(5)

Represents grants of Relative TSR PSUs pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period as measured relative to a competitive peer group over a three-year performance period.  To determine the number of Relative TSR PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 20% of the base salary for Mr. Tonkel and 16% of the base salary for Mr. Konzmann, then divided that amount by $8.60, the fair value per target Relative TSR PSU on the grant date calculated using a Monte Carlo simulation model.

(6)

Represents grants of ROE PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s ROE over a one-year performance period.  To determine the number of ROE PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 40% of the base salary for Mr. Tonkel and 32% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $6.83, the last reported sale price of our common stock on the NYSE on the grant date.

Outstanding Equity Awards at 2019 Fiscal Year-End

The table below summarizes the outstanding equity incentive plan awards as of December 31, 2019. The information in the table assumes that the target amount of performance-based awards is earned over the applicable future performance period. These amounts may not correspond to the actual number of shares or market value that will be earned by each executive officer.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2), (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Eric F. Billings	87,847	(4)	$489,308	77,394	$431,085
J. Rock Tonkel, Jr.	64,686	(5)	$360,301	189,703	$1,056,646
Richard E. Konzmann	29,108	(5)	$162,132	85,365	$475,482

(1)	Calculated using a share price of $5.57, the last sale reported trading price of our common stock on the NYSE as of December 31, 2019.

(2)

Represents the target number of Book Value PSUs, Relative TSR PSUs and ROE PSUs, excluding dividend reinvestments, that are potentially issuable. These PSUs vest, based on performance, according to the following schedule:

Name	PSU Type	Target Number of Shares	Vesting Date
Eric F. Billings	2017 Book Value PSUs	23,564	7/24/2020
	2017 Relative TSR PSUs	9,709	7/24/2020
	2018 Book Value PSUs	31,038	7/1/2021
	2018 Relative TSR PSUs	13,083	7/1/2021
Subtotal		77,394
J. Rock Tonkel, Jr.	2017 Book Value PSUs	23,564	7/24/2020
	2017 Relative TSR PSUs	9,709	7/24/2020
	2018 Book Value PSUs	31,038	7/1/2021
	2018 Relative TSR PSUs	13,083	7/1/2021
	2019 Book Value PSUs	46,852	7/1/2022
	2019 Relative TSR PSUs	18,605	7/1/2022
	2019 ROE PSUs	46,852	7/1/2022
Subtotal		189,703
Richard E. Konzmann	2017 Book Value PSUs	10,604	7/24/2020
	2017 Relative TSR PSUs	4,369	7/24/2020
	2018 Book Value PSUs	13,967	7/1/2021
	2018 Relative TSR PSUs	5,887	7/1/2021
	2019 Book Value PSUs	21,083	7/1/2022
	2019 Relative TSR PSUs	8,372	7/1/2022
	2019 ROE PSUs	21,083	7/1/2022
Subtotal		85,365

(3)	If the performance measurements meet or exceed the maximum, 779,252 aggregate PSUs, excluding dividend reinvestments, are potentially issuable to Messrs. Billings, Tonkel and Konzmann.

(4)	Represents RSUs granted to Mr. Billings on July 1, 2019 pursuant to his Consulting Agreement and will vest according to the schedule described in his Consulting Agreement.

(5)

Represents shares of Restricted Stock (including earned dividend equivalent shares) granted to Messrs. Tonkel and Konzmann on July 24, 2018 and July 1, 2019, upon the earning of the ROE PSUs awarded in 2017 and 2018 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on the second anniversary of the date of grant.

Stock Vested

The following table sets forth certain information regarding vesting of stock awards to our executive officers during the year ended December 31, 2019.  No PSUs were earned from the PSUs awarded to the executive officers in 2016 that had a three-year performance period that ended in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Eric F. Billings	64,686	(2)	$360,301
J. Rock Tonkel, Jr.	—		$—
Richard E. Konzmann	7,457	(3)	$48,992

(1)	The value realized on vesting is computed by multiplying the number of shares that vested by the market value of the underlying shares on the applicable vesting date.
(2)	Represents vested shares of Restricted Stock that vested on December 31, 2019 pursuant to Mr. Billings’ Consulting Agreement.
(3)	Represents vested shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan.

Post-Termination Compensation; Potential Payments Upon a Change of Control

On January 27, 2017, we entered into a Change in Control Continuity Agreement (a “CICC Agreement” and collectively for Messrs. Tonkel and Konzmann, the “CICC Agreements”) with each of our executive officers.  Upon Mr. Billings’ retirement on December 31, 2019, his CICC Agreement was terminated and he has no further rights under such CICC Agreement.  Each CICC Agreement is a “double-trigger” agreement where severance benefits are only due upon a change in control and a qualifying termination event.  Upon a change in control of the Company (the “Effective Date”), the CICC Agreements become effective for a two-year employment period (the “Employment Period”). During the Employment Period, each executive officer will be entitled to (i) an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to the executive officer during the one-year period preceding the Effective Date, (ii) an annual bonus opportunity and long-term incentive opportunities at least as favorable as those provided to the executive officer immediately prior to the Effective Date, or, if more favorable, the opportunities provided to peer executives following the Effective Date and (iii) benefits at least as favorable as those provided under the plans in effect prior to the Effective Date or, if more favorable, those provided to peer executives following the Effective Date.  If, during the Employment Period, the executive officer’s employment is terminated by the Company without Cause (as defined in the CICC Agreements) or the executive officer terminates his employment with Good Reason (as defined in the CICC Agreements), the executive officer is entitled to receive the following amounts and benefits:

•

an amount equal to the product of (i) 2.5, in the case of Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the executive officer’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year period prior to the Effective Date;

•	an amount equal to the pro rata target annual bonus for the year of termination;
•

an amount equal to the product of (i) the sum of (a) 125% of the monthly COBRA premiums for coverage under the Company’s health care plans and (b) 125% of the monthly premium for coverage (based on the rate paid for active employees) under the Company’s life insurance plans, and (ii) 30 months, in the case of Mr. Tonkel, or 24 months, in the case of Mr. Konzmann; and

•	outplacement services.

Our Board determined that it was in the best interest of the Company and its shareholders to enter into the CICC Agreements to ensure continuity in our executive management and to minimize disruptions in our operations in the case of a change in control.  The Board believes it is important to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change in control and to encourage the executive officers’ full attention and dedication to the Company in the event of any threatened or pending change in control.  Our Board determined that providing severance protection to our executive officers following a change in control enhances alignment with the Company’s shareholder interests by neutralizing the potential for management opposition to a potential transaction that is beneficial for its shareholders but could cost management their jobs.

Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by executive officers, may vest upon a change of control or in connection with an executive’s termination following a change of control as provided under the terms of our 2014 Long-Term Incentive Plan and individual grant agreements.

Payments payable under the CICC Agreements to each executive officer would be reduced to the extent that the executive officer would be subject to an excise tax under Section 280G and 4999 of the Internal Revenue Code, unless the executive officer would be better off on an after-tax basis receiving all such payments.

The following table summarizes the estimated payments to be made under the CICC Agreements for each executive officer following a change in control and a qualifying termination event.  In accordance with SEC regulations, the following table does not include any amount to be provided to an executive officer under any arrangement that does not discriminate in scope, terms or operation in favor of the executive officer and that are available generally to all salaried employees.  Also, the following table includes duplicate information already provided in the outstanding equity awards at fiscal year-end table to the extent that the amount payable to the executive officer may be enhanced or accelerated by the qualifying termination event.  The amounts in the following table are hypothetical and based on SEC regulations.  Actual payments will depend on the circumstances and timing of any termination.

In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed that the termination took place on December 31, 2019, and that the price per share of our common stock is $5.57, the last sale reported trading price of our common stock on the NYSE as of December 31, 2019.

The information below constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

Executive Officer Benefits and Payments upon Termination	Termination by Company Without Cause or Termination by Executive for Good Reason(1)	Termination by Company Without Cause or Termination by Executive for Good Reason, Each in Connection with a Change in Control(2)	Death or Disability	Termination by Company for Cause or Voluntary Termination by Executive Without Good Reason
J. Rock Tonkel, Jr.
Severance Amount	$—	$4,529,167	$—	$—
Accelerated Equity Awards	$1,363,945	$1,363,945	$862,123	$—
Insurance Benefits	$—	$92,312	$—	$—
TOTAL	$1,363,945	$5,985,424	$862,123	$—

Richard E. Konzmann
Severance Amount	$—	$2,028,375	$—	$—
Accelerated Equity Awards	$613,763	$613,763	$387,947	$—
Insurance Benefits	$—	$69,982	$—	$—
TOTAL	$613,763	$2,712,120	$387,947	$—

(1)	Represents awards that would be earned and vested, to be determined at the sole discretion of the Compensation Committee, assuming the measurement period ended on December 31, 2019.
(2)

The severance amounts represent the maximum amounts payable under the CICC Agreements, assuming the measurement period for the PSU awards ended on December 31, 2019.  The CICC Agreements provide for a reduction in severance to avoid the application of excise taxes imposed by the Internal Revenue Code.  For Mr. Konzmann, the severance amounts in the table would be reduced by $151,387.

Pay Ratio

The annual total compensation of our Chief Executive Officer for fiscal year 2019, as reported in the Summary Compensation Table included in this proxy statement, was $2,387,838.  The median of the annual total compensation of all employees, excluding our Chief Executive Officer, for fiscal year 2019 was $435,735.  As a result, we estimate that the annual total compensation of our Chief Executive Officer was 5.5 times that of the annual total compensation of the median employee for fiscal year 2019.

We identified the median employee by calculating the annual total compensation for all employees, excluding our Chief Executive Officer, as of December 31, 2019.  We calculated the annual total compensation for each full-time employee using the same methodology used for calculating the annual total compensation of our executive officers as set forth in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

THE COMPENSATION COMMITTEE

David W. Faeder, Chairman

Daniel E. Berce

Ralph S. Michael, III

April 27, 2020

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2019, and on its 2019, 2018 and 2017 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2019 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board.  In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman

Daniel E. Berce

Melinda H. McClure

Anthony P. Nader, III

April 27, 2020

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this proxy statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

April 28, 2020

ARLINGTON ASSET INVESTMENT CORP. ATTN: MR. SCOTT PARISH 6862 ELM ST. SUITE 320 9 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Du Go to www.virtualshareholdermeeting.com/AI2020 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1b. David W. Faeder 1c. Melinda H. McClure 1d. Ralph S. Michael, III 1e. Anthony P. Nader, III 1f. J. Rock Tonkel, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2020. 3. Advisory approval of the compensation of the Company's executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature (Joint Owners) Date 0000459099_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com ARLINGTON ASSET INVESTMENT CORP. Annual Meeting of Shareholders June 8, 2020 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) J. Rock Tonkel, Jr. and Richard E. Konzmann, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of ARLINGTON ASSET INVESTMENT CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 8, 2020, via live webcast at www.virtualshareholdermeeting.com/AI2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000459099_2 R1.0.1.18